Exhibit 99.1

CatchMark Timber Lists its Class A Shares on the NYSE

Dear Investor:

CatchMark Timber Trust, Inc. (CatchMark) has now listed its shares of Class A common stock (Class A shares) on the New York Stock Exchange (NYSE). This letter is to inform you of steps you need to take should you wish to sell your CatchMark Class A shares through the NYSE now or in the future. Please note that as we discussed in our recent letter, your Class B-1, B-2, and B-3 shares (which are not listed on the NYSE) will not be available for trading on the NYSE until they convert to Class A shares no later than 6 months, 12 months, and 18 months, respectively, after listing.

There are three account categories: (a) an account without a custodian; (b) an Individual Retirement Account with First Trust Retirement (First Trust) as the custodian; or (c) an account with a third-party custodian, such as Pershing or National Financial Services (i.e., not First Trust). Should you wish to sell CatchMark Class A shares, we recommend that you contact your financial representative, who will be able to walk you through the following action items:

CLASS A SHARES – LISTED on NYSE

Account Type	Options/Action Items Should You Wish to Purchase or Sell Shares
A. Account without a custodian

1.      No action necessary if you do NOT want to buy or sell shares.

2.      If you want to sell your Class A shares, which are currently listed on the NYSE, you must transfer them to a brokerage account. We would encourage you to work with your financial representative to confirm their process for initiating a “Direct Registration System transfer” or “DRS transfer.” There may be paperwork involved and you may have to submit a copy of your Direct Registration Transaction Advice (DRTA), which is enclosed.

B. Individual Retirement Account with First Trust Retirement as the custodian

1.      No action necessary if you do NOT want to buy or sell shares.

2.      If you wish to sell your Class A shares, you may keep your shares at First Trust and simply submit a completed distribution form. This form and additional information are available at www.FirstTrustRetirement.com. Please be sure to review the fees associated with selling shares.

3.      You also have the option to transfer all your shares from First Trust to another custodian. This will allow you to purchase and sell shares. Contact your new custodian for information on how to complete a “transfer-in-kind.”

C. An account with a third-party custodian

1.      No action necessary if you do NOT want to buy or sell shares.

2.      Most custodians will allow you to sell CatchMark Class A shares at the time of listing.

3.      Contact your custodian to determine the steps necessary for a transaction.

CLASS B SHARES – NOT LISTED ON NYSE

Class B shares also are eligible to be transferred electronically to a brokerage account, and we encourage stockholders to transfer their Class B shares at the same time they transfer their Class A

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shares. Please check with your brokerage firm to make sure they will accept the unlisted Class B shares as each brokerage firm has their own rules and requirements. Class B-1, B-2, and B-3 shares will not be eligible to trade until they are converted to Class A shares no later than 6 months, 12 months, and 18 months, respectively, after listing.

Once again, we encourage you to contact your financial representative for any questions on your CatchMark shares, or call one of our CatchMark Shareholder Services Specialists at 855-862-0044.

Sincerely,

CatchMark Shareholder Services

PO Box 219497, Kansas City, MO 64121-9497        855-862-0044        www.CatchMarkTimber.com

3607-TRLTRI1311